Exhibit 99.1

FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Adopts Stockholder Rights Plan
Structured to Preserve Use of Net Operating Losses
     SOUTHFIELD, Mich., December 23, 2008 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronics products, today announced that its Board of Directors has adopted a stockholder rights plan (“Rights Plan”). The Rights Plan is designed to preserve stockholder value and the value of certain U.S. tax assets primarily associated with net operating loss, capital loss and tax credit carry forwards (“Tax Attributes”). The Rights Plan is similar to stockholder rights plans adopted by other public companies with significant Tax Attributes.
     Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company may use Tax Attributes in certain circumstances to offset future taxable income and reduce federal income tax liability, subject to certain requirements and restrictions. The Company’s ability to use its Tax Attributes would be substantially limited if there was an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders owning or deemed to own 5% or more of the Company’s common stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a three year period. The Rights Plan was adopted to reduce the likelihood of the occurrence of an ownership change under Section 382.
     “This stockholder rights plan is being adopted to protect the interests of all stockholders from the possibility of losing potential tax benefits due to change in ownership rules of Section 382,” said Bob Rossiter, Chairman, CEO and President of the Company. “The Rights Plan is not intended for defensive or anti-takeover purposes and is in the best interests of all stockholders of Lear.”
     In connection with the adoption of the Rights Plan, the Company has declared a dividend of one preferred share purchase right for each outstanding share of common stock, payable to stockholders of record as of January 2, 2009. Effective December 23, 2008, if any person or group together with related persons acquires 4.9% or more of the outstanding shares of Lear common stock, there would be a triggering event causing significant dilution in the voting power of such person or group of persons. Stockholders who own 4.9% or more of the outstanding shares of common stock on December 23, 2008 will not trigger a dilutive event unless they acquire additional shares representing one-half of one percent (.5%) or more of the outstanding shares of common stock. The Board has the discretion to exempt any acquisition of common stock from the provisions of the Rights Plan. The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.

     The Rights plan will expire on December 23, 2018, unless the expiration date is advanced or extended or unless the Rights are exchanged or redeemed earlier by the Board of Directors.
     Additional information regarding the Rights Plan and the rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission. In addition, stockholders of record of the Company as of January 2, 2009 will be mailed a detailed summary of the Rights Plan.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates, the financial condition of our customers or suppliers, changes in actual industry vehicle production levels from our current estimates, fluctuations in the production of vehicles for which we are a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with our suppliers, labor disputes involving us or our significant customers or suppliers or that otherwise affect us, our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in our warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting our key customers and suppliers, the cost and availability of raw materials and energy, our ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which we are or may become a party, unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers, our ability to access capital markets on commercially reasonable terms, our ability in a challenging business environment to continue to comply with financial and restrictive covenants in our debt agreements, the results of our periodic impairment analysis of goodwill and long-lived assets, and other risks described from time to time in our Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and our success in implementing our operating improvement plan. Notwithstanding the adoption of the Rights Plan, there can be no assurances that the Company will be able to utilize its Tax Attributes in the future.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronics products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.